Exhibit 23(a)

Jorden Burt Boros Cicchetti Berenson & Johnson
Suite 400 East
1025 Thomas Jefferson St., N.W.
Washington, D.C. 20007


April 1, 1999


Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, Colorado  80111

Re:     Amendment No. 3 to the Registration Statement on Form S-1
File No. 333-01173

Ladies and Gentlemen:

We have acted as counsel to Great-West Life & Annuity Insurance Company, a Colorado corporation, regarding the federal securities laws applicable to the issuance and sale of the Contracts described therein. We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus filed today with the Securities and Exchange Commission.

Very truly yours,

/s/ Jorden Burt Boros Cicchetti Berenson & Johnson LLP JORDEN BURT BOROS CICCHETTI BERENSON & JOHNSON LLP